UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 16, 2015 (September 10, 2015)

Lifetime Brands, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-19254	11-2682486
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Stewart Avenue, Garden City, New York 11530

(Address of Principal Executive Offices) (Zip Code)

(Registrant’s Telephone Number, Including Area Code) 516-683-6000

(Former Name or Former Address, if Changed Since Last Report) N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 10, 2015, Lifetime Brands, Inc. (the “Company”) entered into an Amended and Restated Employment Agreement (the “Agreement”) with Laurence Winoker, the Company’s Senior Vice President – Finance, Treasurer and Chief Financial Officer (the “Executive”). The Agreement is intended to align the terms of the Executive’s employment with those of other executive officers of the Company. Material changes made by the Agreement to the previous employment agreement with the Executive, dated as of June 28, 2007, as amended as of March 8, 2010 and as amended as of April 12, 2012 (the “Original Agreement”), are as follows:

1.	The provisions relating to performance bonus in the Original Agreement were amended such that for each year during the Executive’s employment, commencing with the year ending December 31, 2015, the Executive shall receive an Annual Adjusted IBIT Performance Bonus and an Annual Individual Goal Bonus, each of which will be determined as provided in the Agreement. The Executive is also entitled to participate in any other annual bonus plan maintained by the Company for its senior executives on such terms and conditions as may be determined from time to time by the Compensation Committee of the Board.

2.	In the event the Executive’s employment is terminated by the Company without cause or terminated by the Executive with good reason, then the Executive is entitled to (i) continued benefits (as defined in the Agreement) for one year, (ii) continued payment of base salary for two years, (iii) a pro-rated portion of the performance bonus for the year of termination and (iv) two times the average sum of the performance bonus and individual performance bonus paid in the preceding two years.

3.	In the event the Company does not offer employment to the Executive beyond the initial term or any renewal term, the Executive is entitled to (i) continued benefits (as defined in the Agreement) for one year, (ii) continued payment of base salary for one year and (iii) the performance bonus for the year of termination.

4.	In the event the Executive’s employment is terminated by the Executive or the Company in connection with or following a change of control, then the Executive is entitled to (i) continued benefits (as defined in the Agreement), (ii) cash payment equal to two hundred percent of the Executive’s annual base salary, (iii) the pro-rated portion of the performance bonus for the year of termination and (iv) two times the average of the sum of the performance bonus and individual bonus paid in the preceding two years.

5.	In the event of termination of the Executive’s term of employment for any reason, the Executive is entitled to the following amounts: (i) payment of his base salary accrued up to and including the date of termination of employment, (ii) payment in lieu of any accrued but unused vacation time, (iii) payment of any unreimbursed expenses and (iv) any unpaid Performance Bonus, including any pro-rated Performance Bonus.

Additional changes included in the Agreement are (i) the addition of events that trigger accelerated vesting of stock options and accelerated lapse of restrictions on restricted shares, (ii) modification of the definition of “Cause” and “Change in Control” for purposes of termination payments under the Agreement and (iii) the extension of the initial term of the Executive’s employment to July 1, 2016.

The other terms and conditions of the Agreement remain unchanged, including other amounts payable thereunder, and have been previously reported on Current Reports on Form 8-K filed by the Company with the SEC on July 3, 2007, March 10, 2010, and April 16, 2012, respectively.

The information provided in this Item 5.02 is qualified in its entirety by reference to the terms of the Agreement attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

10.1	Amended and Restated Employment Agreement dated September 10, 2015 between Lifetime Brands, Inc. and Laurence Winoker.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Lifetime Brands, Inc.

By:	/s/ Ronald Shiftan
Ronald Shiftan
Chief Operating Officer and Vice Chairman of the Board of Directors

Date: September 16, 2015

Exhibit Index

Exhibit No.	Description

10.1	Amended and Restated Employment Agreement dated September 10, 2015 between Lifetime Brands, Inc. and Laurence Winoker.